DEFERRED SECURITIES PURCHASE AGREEMENT


                     DATED AS OF MARCH 6, 1996

                               AMONG

                    ATLANTIC RESTAURANTS, INC.,

                           ALAN VITULI,

                                AND

                  PRYOR, CASHMAN, SHERMAN & FLYNN
                         (AS ESCROW AGENT)










[DSPA3.DOC]

              DEFERRED SECURITIES PURCHASE AGREEMENT


     This DEFERRED SECURITIES PURCHASE AGREEMENT (the "AGREEMENT") made and entered into as of the 6th day of March, 1996, by and among Atlantic Restaurants, Inc., a Delaware corporation ("BUYER"), Alan Vituli (the "SELLING OPTIONHOLDER") and Pryor, Cashman, Sherman & Flynn, as escrow agent (the "ESCROW AGENT"):

                       W I T N E S S E T H:

     WHEREAS, the Selling Optionholder owns (i) an option to purchase 100,000 shares of common stock, par value $.01 per share, of Carrols Holdings Corporation ("HOLDINGS") at an exercise price of $4 per share and
(ii) an option to purchase 20,000 shares of common stock of Holdings at an exercise price of $6.12 per share (the foregoing options are referred to herein, collectively, as the "OPTIONS");

     WHEREAS,  Holdings  is  the owner of all of the issued and outstanding
capital  stock  of  Carrols  Corporation,   a   Delaware  corporation  (the
"COMPANY");

     WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, Holdings, the Company and certain selling shareholders, including the Selling Optionholder, are entering into a Securities Purchase Agreement, dated as of the date hereof (the "SECURITIES PURCHASE AGREEMENT"), providing for the sale by such selling shareholders to Buyer of a significant part of all of the issued and outstanding shares of common stock, including securities that are convertible into or exercisable or exchangeable for shares of common stock, of Holdings;

     WHEREAS, the Options were granted to the Optionholder pursuant to the terms of certain Award Agreements (the "AWARD AGREEMENTS");

     WHEREAS, Buyer has requested the Selling Optionholder not to exercise any of his Options at this time and to defer the exercise thereof;

     WHEREAS, Buyer wishes to purchase all of the Options from the Selling Optionholder and the Selling Optionholder wishes to sell such Options to Buyer at the time such Options become exercisable and transferable pursuant to the terms of the Award Agreements, upon the terms and conditions set forth below; and

     WHEREAS, the parties desire that Escrow Agent shall hold, and Escrow Agent has agreed to hold, certain amounts to be deposited with Escrow Agent hereunder in escrow on the terms and conditions provided in this Agreement;

     NOW, THEREFORE, in consideration of the aforesaid and the respective warranties, representations, covenants and agreements hereinafter set forth, the parties, intending to be legally bound, agree as follows:

     1.   PURCHASE AND SALE OF OPTIONS; ESCROW ACCOUNT

          1.01 PURCHASE AND SALE OF OPTIONS. Upon the terms and subject to the conditions contained in this Agreement, as provided for in Section 1.04 hereof, Buyer shall purchase and acquire from the Selling Optionholder, and the Selling Optionholder shall sell, transfer, assign, convey and deliver to Buyer, all of the Options, free and clear of all liens, pledges, security interests, charges, claims or encumbrances of any nature whatsoever at the time such Options become exercisable and transferable by the Optionholder pursuant to the terms of the Award Agreements.

          1.02 PURCHASE PRICE. (a) The aggregate purchase price for the Options shall be $2,314,784, as the same may be adjusted in accordance with the provisions of Section 1.04 of the Securities Purchase Agreement, (as so adjusted, the "PURCHASE PRICE"), payable in cash by wire transfer in immediately available funds by the Buyer to the Selling Optionholder at the Closing Date (as defined below) against the transfer of the Options to Buyer.

               (b) Ninety percent of the Purchase Price shall be deposited (the "PURCHASE PRICE ESCROW DEPOSIT") at the Deposit Date (as defined below) in cash by wire transfer of immediately available funds to such escrow account (the "PURCHASE PRICE ESCROW ACCOUNT") as designated in writing by Escrow Agent as provided for in Section 1.04(b).

          1.03 CLOSING. The closing of the transactions contemplated by this Agreement shall take place on January 5, 1997, at 10:00 a.m., local time, at the offices of Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022, on such date and at such other time or place as the parties may mutually agree. The actual date of the Closing is sometimes referred to herein as the "CLOSING DATE". Time shall be of the essence with respect to Buyer's obligations hereunder.

          1.04 ESCROW DEPOSITS. (a) The Purchase Price Escrow Deposit contemplated by this Agreement shall take place concurrently with the Closing set forth in Section 1.03 of the Securities Purchase Agreement, and such date is sometimes referred to herein as the "DEPOSIT DATE".

               (b) On the Deposit Date (i) the Selling Optionholder shall deliver two (2) instruments of assignment ("OPTION ASSIGNMENT INSTRUMENTS"), in form and substance satisfactory to Buyer, providing for the sale, transfer and assignment of Options to Buyer, left undated and with the number of Options not filled in, but made out to Buyer, to Escrow Agent (the "OPTION ESCROW DEPOSIT"), to be held in a separate escrow account (the "OPTION ESCROW ACCOUNT" and (ii) Buyer shall deposit the Purchase Price Escrow Deposit with Escrow Agent to be held and invested in accordance with the provisions of Section 1.04(c) hereof.

               (c) Escrow Agent shall cause the Purchase Price Escrow Deposit to be invested in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation or 30-day certificates of deposit issued by, or other 30-day deposit accounts of, and 30-day bankers acceptance issued by, one or more commercial banks having at least $500,000,000 in capital and surplus. All interest or other income accrued on the Purchase Price Escrow Deposit is referred to herein as the "ESCROW INTEREST". Notwithstanding the foregoing provisions of this
Section 1.04(c), any investment of the Purchase Price Escow Deposit shall be at the sole risk of Buyer, and the Selling Optionholder shall have no liability, responsibilities or obligation with respect thereto; and no loss on any investment shall relieve Buyer of its obligation to pay the Purchase Price.

               (d) At least two (2) business days prior to the scheduled Closing Date, the Buyer shall deposit into the Purchase Price Escrow Account, in cash by wire transfer of immediately available funds, an amount equal to the Balance of the Purchase Price. From and after such date, all references herein to the "Purchase Price Escrow Deposit" shall be deemed to include such additional deposit.

          1.05 DISPOSITION OF ESCROW DEPOSIT. Escrow Agent shall hold the Purchase Price Escrow Deposit and the Option Escrow Deposit (collectively, the "ESCROW DEPOSIT") in its possession pursuant to the terms and provisions of this Agreement and shall distribute the Escrow Deposit to the respective parties as set forth below:

               (a)  On the Closing Date, the Escrow Agent shall distribute:
(i) the Purchase Price Escrow Deposit to the Selling Optionholder and (ii) the Option Assignment Instruments covering all the Options to Buyer; PROVIDED, HOWEVER, that, upon receipt of a notice of any claim (a "NOTICE OF CLAIM") by the Selling Optionholder or Buyer for amounts owed to it pursuant to the indemnification provisions contained in Section 5.02 and
5.03 hereof or otherwise pursuant to this Agreement, as more fully set forth herein (each, a "CLAIM"), Escrow Agent shall distribute the Escrow Deposit on or after January 5, 1997 in accordance with 1.05(b) below.

               (b) Promptly upon receipt of any Notice of Claim, Escrow Agent shall mail a copy of such notice to the other parties, specifying the date on which Escrow Agent received such Notice of Claim. Escrow Agent shall retain in the Purchase Price Escrow Account an amount equal to the amount set forth in the Notice of Claim (the "DISPUTED AMOUNT") and shall retain in the Option Escrow Account such proportion of the Options (the "DISPUTED OPTIONS") that is equal to the proportion that the Disputed Amount bears to the Purchase Price. Thereafter, Escrow Agent shall distribute any undisputed amounts in the Escrow Account to the Selling Optionholder and any undisputed portion of the Options to Buyer.

               (c) Escrow Agent shall continue to hold any undistributed portions of the Escrow Deposit in escrow and shall only distribute same upon delivery of and in accordance with (i) joint written instructions of Buyer and the Selling Optionholder or (ii) written instructions of Buyer or the Selling Optionholder certifying that the dispute with respect to the Claim has been determined and resolved by entry of a final order, decree or judgment by a court of competent jurisdiction in the United States (the time for appeal therefrom having expired and no appeal having been perfected), or consent to entry of any judgment concerning the Claim, which instructions shall be accompanied by a copy of any such order, decree or judgment certified by the clerk of such court.

               (d) For purposes of enabling Escrow Agent to distribute Options to Buyer strictly in accordance with the provisions of this Agreement, Selling Optionholder hereby authorizes Escrow Agent to insert the date, and fill in the appropriate number of Options, into one or more of the blank Option Assignment Instruments.

               (e) At the Closing or as provided in Section 6.02 hereof, Escrow Agent shall distribute to Buyer the Escrow Interest earned on the Purchase Price Escrow Deposit from the date of establishment of the Purchase Price Escrow Account through the date of such distribution. In the event that any amounts are held as disputed funds under Section 1.05(b) or (c) above on the Closing Date, the Escrow Interest earned after the Closing Date attributable thereto shall be retained by Escrow Agent in the Purchase Price Escrow Account and shall be distributed by Escrow Agent to the party which ultimately prevails on the related Claim or, if both parties ultimately prevail, in accordance with their respective interests therein.

               (f) Each party shall be responsible for all taxes payable on any Escrow Interest distributed to it. Any taxes which become due with respect to accrued interest on any disputed funds held by Escrow Agent pursuant to Section 1.05(b) or (c) hereof shall be paid by Escrow Agent out of such disputed funds.

          1.06 DUTIES OF THE ESCROW AGENT. (a) Escrow Agent undertakes to perform only such duties as are specifically set forth herein. Anything herein to the contrary notwithstanding, Escrow Agent's sole duties under this Agreement shall be to hold the Escrow Deposit in each of the two Escrow Accounts (collectively, the "ESCROW ACCOUNTS") in accordance with the terms hereof and to follow the instructions regarding the disposition of the Escrow Deposit and Escrow Interest as set forth in Sections 1.04 and
1.05 hereof.

               (b) Escrow Agent, after having fully delivered the Escrow Deposit and Escrow Interest, if any, pursuant hereto, shall be discharged from any further obligations hereunder. Buyer and the Selling Optionholder hereby jointly and severally agree to indemnify Escrow Agent and hold it harmless against any and all expenses, including reasonable counsel fees and disbursements, or losses suffered by Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the service of Escrow Agent hereunder, the monies or Options held by it hereunder or PROVIDED, HOWEVER, that this indemnity shall not apply to any such expense or loss that is the direct result of Escrow Agent's gross negligence or willful misconduct. Promptly after the receipt by Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify such other parties thereof in writing; but the failure by Escrow Agent to give such notice shall not relieve any party from any liability which such party may have to Escrow Agent hereunder. The indemnities in this Section 1.06(b) shall survive the resignation of Escrow Agent and the termination of this Agreement.

               (c) Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with it, and it shall be fully protected in acting in accordance with any written instructions given to it hereunder and reasonably believed by it to have been signed by the parties hereto or proper officers or other representatives of the parties hereto. Escrow Agent may consult with counsel and shall be fully protected in any action taken in good faith in accordance with such advice. From time to time on and after the date hereof, the other parties hereto shall deliver or cause to be delivered to Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as Escrow Agent shall reasonably request (it being understood that Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

               (d) It is understood and agreed that should any dispute arise with respect to the payment and/or ownership or right of possession of the Escrow Deposit or the Escrow Interest, Escrow Agent shall have the right to (but shall not be obligated to) retain in its possession, without liability to any one, all or any part of such Escrow Deposit or the Escrow Interest until such dispute shall have been settled either by mutual agreement by the parties concerned or by the final order, decree or judgment of a court or other tribunal of competent jurisdiction in the United States and time for appeal has expired and no appeal has been perfected, but Escow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

               (e) Escrow Agent shall be reimbursed for all reasonable fees, expenses, disbursements and advances (including reasonable attorneys' fees and expenses if actually incurred by Escrow Agent in connection with the use of outside attorneys) incurred or made by it in performance of its duties hereunder. Such reasonable fees, expenses, disbursements and advances shall be shared by Buyer and the Selling Optionholder upon request by Escrow Agent (which shall not be made more than once during any one month period commencing with the one-month period beginning on the date hereof and, in the case of any such reimbursement, upon submission to Buyer and the Selling Optionholder of a reasonably detailed itemized statement relating to the amounts to be reimbursed.

               (f) No party shall have the right to withdraw or receive any of the amounts held in the Escrow Deposit or the Escrow Interest except as provided herein.

               (g) Escrow Agent shall not be entitled to proceed against the Escrow Account, nor shall Escrow Agent be entitled to any offset against the Escrow Account, including any proceeding or offset for any reimbursement of fees, disbursements or expenses (including counsel fees and disbursements, if any) or losses suffered by Escrow Agent in connection with any action, suit, proceeding, claim or demand arising out of or relating to this Agreement.

               (h) Escrow Agent may resign as Escrow Agent under this Agreement by giving notice of such resignation in writing addressed to Buyer and the Selling Optionholder, which writing shall specify a date not less than thirty days following the date of such notice when such resignation shall take effect. Escrow Agent may be removed at any time with or without cause by an instrument in writing duly executed by Buyer and the Selling Optionholder. If Escrow Agent shall resign or be removed as Escrow Agent hereunder, Buyer shall appoint a successor escrow agent reasonably acceptable to the Selling Optionholder by an instrument of substitution complying with any applicable requirements of law and, in the absence of any such requirement, without formality other than appointment and designation in writing. Such appointment and designation shall be full evidence of Buyer's right and authority to make such appointment and designation, and of all facts therein recited. Upon the effective date of Escrow Agent's removal as escrow agent hereunder, such successor escrow agent shall become Escrow Agent hereunder and shall have all of the rights, powers, privileges, immunities and duties hereby conferred upon Escrow Agent. All references herein to Escrow Agent shall be deemed to refer to the party from time to time acting hereunder as escrow agent. Upon replacement of Escrow Agent as escrow agent hereunder, Escrow Agent shall deliver the entire Escrow Deposit to its successor as escrow agent hereunder in accordance with the written instructions of Buyer.

               (i) Each of the parties hereto acknowledge that Pryor, Cashman, Sherman & Flynn has in the past represented Buyer as legal counsel, and is currently representing Buyer as legal counsel in connection with the transactions contemplated by this Agreement, the Securities Purchase Agreement and other related documents. In addition, the parties hereto acknowledge and agree that neither the agreement by the parties hereto that Pryor, Cashman, Sherman & Flynn shall act as Escrow Agent, nor any other term of this Agreement, nor any other agreement or understanding between or among the parties hereto shall prevent or inhibit, or be construed or interpreted so as to prevent or inhibit, Pryor, Cashman, Sherman & Flynn from serving at any time as legal counsel to Buyer or any parent, subsidiary, shareholder, director, officer, agent or affiliate of Buyer, whether in connection with this Agreement or otherwise. The foregoing notwithstanding, it shall be a condition precedent to Pryor, Cashman, Sherman & Flynn's ability to serve as legal counsel to Buyer in connection with any dispute under this Agreement that Pryor, Cashman, Sherman & Flynn deposit any portion of the Escrow Deposit or Options that are subject to a dispute with a court of competent jurisdiction (subject to Section 7.09 hereof) or with an unrelated third party successor Escrow Agent mutually acceptable to Buyer and the Selling Optionholder.

     2.   CONDITIONS TO CLOSING

          2.01 CONDITIONS TO BUYER'S OBLIGATIONS. (a) The obligation of Buyer to deposit the Purchase Price Escrow Deposit with Escrow Agent is subject to the satisfaction at the time of the Deposit Date of the following conditions (any or all of which may be waived by Buyer in Buyer's sole discretion):

               (i) The closing of the transactions contemplated by the Securities Purchase Agreement;

               (ii) No preliminary or permanent injunction or other order of any court of competent jurisdiction preventing the purchase by Buyer of the Options shall be in effect; and

               (iii) The representations and warranties of the Selling Optionholder made in Section 3.01(a) through (e) hereof shall be true and correct as of the Deposit Date as though made as of such time. The Selling Optionholder shall have performed in all material respects each and every covenant contained in this Agreement required to be performed by him by the time of the Deposit Date. The Selling Optionholder shall have delivered to Buyer a certificate dated the Deposit Date confirming the foregoing.

          (b) The obligation of Buyer to pay the Purchase Price is subject to the satisfaction on the Closing Date of the following conditions (any or all of which may be waived by Buyer in Buyer's sole discretion);

               (i) No preliminary or permanent injunction or other order of any court of competent jurisdiction preventing the purchase by Buyer of the Options shall be effect; and

               (ii) The representations and warranties of the Selling Optionholder made in Section 3.01(a) through (d) hereof and the representations and warranties of Selling Optionholder contained in Section 4.01(h)(i) of the Securities Purchase Agreement shall be true and correct as of the Closing Date as though made as of such time. The Selling Optionholder shall have performed in all material respects each and every covenant contained in this Agreement required to be performed by him by the time of the Closing Date.

          2.02 CONDITIONS TO SELLING OPTIONHOLDER'S OBLIGATIONS. (a) The obligation of the Selling Optionholder to deliver the Option Assignment Instruments to Escrow Agent is subject to the satisfaction at the time of the Deposit Date of the following conditions (any or all of which may be waived by the Selling Optionholder in the Selling Optionholder' sole discretion):

               (i) The closing of the transactions contemplated by the Securities Purchase Agreement.

               (ii) No preliminary or permanent injunction or other order of any court of competent jurisdiction preventing the sale by the Selling Optionholder of the Securities shall be in effect;

               (iii) The representations and warranties of Buyer made in this Agreement shall be true and correct as of the Deposit Date as though made as of such time. Buyer shall have performed in all material respects each and every covenant contained in this Agreement required to be performed by it by the time of the Deposit Date. Buyer shall have delivered to the Selling Optionholder a certificate dated the Deposit Date and signed by an authorized representative of Buyer confirming the foregoing.

          (b) The obligation of the Selling Optionholder to Deliver the Option Assignment Instruments is subject to the satisfaction at the time of the Closing Date of the following conditions (any or all of which may be waived by the Selling Optionholder, in the Selling Optionholder's sole discretion):

               (i) No preliminary or permanent injunction or any order of any court of competent jurisdiction preventing the sale by the Selling Optionholder of the Securities shall be in effect; and

               (ii) The representation and warranties of Buyer made in this Agreement shall be true and correct as of the Closing Date as though made as of such time. Buyer shall have performed in all material respects each and every covenant contained in this Agreement required to be performed by it by the time of the Closing.

     3.   REPRESENTATIONS AND WARRANTIES

          3.01 REPRESENTATIONS AND WARRANTIES OF THE SELLING OPTIONHOLDER. The Selling Optionholder hereby represents and warrants to Buyer as follows:

               (a) The Selling Optionholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and all acts and other proceedings required to be taken by any of the Selling Optionholder to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.

               (b) This Agreement constitutes a valid and binding obligation of the Selling Optionholder, enforceable against him in accordance with its terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the Options, or with respect to the Options, under any provision of (i) the Certificate of Incorporation or By-laws of Holdings, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or agreement to which Selling Optionholder is a party or by which his assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Selling Optionholder or his assets. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other third party is required to be obtained or made by or with respect to the Selling Optionholder or his affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than the filing required under the HSR Act and other than as set forth on Schedule 4.01(d) of the Securities Purchase Agreement.

               (d) The Selling Optionholder has good and valid title to the Options free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions whatsoever, and all such Options have been duly authorized and validly issued. Upon delivery to Buyer of an Option Assignment Instrument and upon receipt by the Selling Optionholder of the Purchase Price for the Options as provided for in Sections 1.02 and 1.05 hereof, and upon the effectiveness of the amendment to the Award Agreements in accordance with its terms, good and valid title to the Options will pass to Buyer, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind.

               (e) The representations and warranties of the Selling Optionholder set forth in Section 4.01(f) through (nn) of the Securities Purchase Agreement are incorporated by reference herein and made a part hereof as if restated in their entirety herein.

          3.02 REPRESENTATIONS  AND  WARRANTIES  OF  BUYER.   Buyer  hereby
represents and warrants to the Selling Optionholder as follows:

               (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

               (b) The Board of Directors of Buyer have duly authorized the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby. No other corporate or other proceedings on the part of Buyer are necessary to authorize this Agreement or the transactions contemplated hereby.

               (c) This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               (d) Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby (i) will violate or conflict with any statute, law, ordinance, rule, regulation, order, judgment or decree affecting Buyer, or (ii) will violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon Buyer or any of its assets under, any term or provision of (A) the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of Buyer or (B) any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character which Buyer is a party or by which Buyer may be bound or affected, or to which Buyer or its respective assets are subject, or (iii) will cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any debt, liability or obligation of Buyer to be accelerated, or will increase any such liability or obligation. Except for the required filing under the HSR Act, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other third party is required to be obtained or made by or with respect to Buyer or any of its affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

               (e) Buyer has, or will have on or prior to the Closing Date, sufficient sources of financing to enable it to purchase the Options and pay the Purchase Price to the Selling Optionholder.

     4.   COVENANTS

          4.01 COVENANTS   OF  THE  SELLING  OPTIONHOLDER.    The   Selling
Optionholder covenants and agrees with Buyer as follows:

               (a) The Selling Optionholder shall not take any action prior to the Closing Date that would, or that would reasonably be expected to, result in any of the representations and warranties of the Selling Optionholder set forth in this Agreement becoming untrue or any of the conditions set forth in Article II hereof not being satisfied.

               (b) For so long as this Agreement is in effect, Selling Optionholder will not exercise any Options.

               (c) The Selling Optionholder shall promptly notify Buyer of:

                      (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                     (ii) any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

                    (iii) the occurrence, or failure to occur, of any condition, event or development that (A) causes any representation or warranty of the Selling Optionholder contained in this Agreement and qualified as to materiality to be untrue or inaccurate, or causes any representation or warranty contained in this Agreement and not so qualified to be untrue or inaccurate in any material respect, at any time from the date hereof to the Closing Date or (B) would have been required to be set forth or described under this Agreement if existing or known at the date of this Agreement; and

                     (iv) any failure on the part of the Selling Optionholder to comply with or perform in any material respect any agreement or covenant to be complied with or performed by it hereunder; PROVIDED that the delivery of any notice pursuant to this Section 4.01(b) shall not limit or otherwise affect the remedies available hereunder to Buyer.

          4.02 COVENANTS  OF  BUYER.   The  Buyer covenants and agrees with
Selling Optionholder as follows:

               (a) The Buyer shall not take any action prior to the Closing Date that would, or that would reasonably be expected to, result in any of the representations and warranties of the Buyer or the Selling Optionholder set forth in this Agreement becoming untrue or any of the conditions set forth in Article II hereof not being satisfied.

               (b) The Buyer shall promptly notify Selling Optionholder of:

                      (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                     (ii) any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

                    (iii) the occurrence, or failure to occur, of any condition, event or development that (A) causes any representation or warranty of the Buyer contained in this Agreement and qualified as to materiality to be untrue or inaccurate, or causes any representation or warranty contained in this Agreement and not so qualified to be untrue or inaccurate in any material respect, at any time from the date hereof to the Closing Date or (B) would have been required to be set forth or described under this Agreement if existing or known at the date of this Agreement; and

                     (iv) any failure on the part of the Buyer to comply with or perform in any material respect any agreement or covenant to be complied with or performed by it hereunder; PROVIDED that the delivery of any notice pursuant to this Section 4.02(b) shall not limit or otherwise affect the remedies available hereunder to Selling Optionholder.

               (c) Buyer, when and if it becomes the controlling shareholder of Holdings, hereby covenants and agrees that, until the Closing Date, it will not take any action to cause Holdings to engage in any merger, consolidation, liquidation, recapitalization or any other transaction that would result in a cash-out, termination or modification of the Options prior to the Closing Date.

     5.   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          5.01 SURVIVAL OF REPRESENTATIONS. None of the representations and warranties made by any party in this Agreement shall survive the Closing; except for (i) the representations and warranties of the Selling Optionholder set forth in subsections (a) through (d) of Section 3.01 hereof and the representations and warranties of Buyer set forth in Section
3.02 hereof, which shall survive any investigation at any time made by or on behalf of any party for the applicable statute of limitations period set forth in the Securities Purchase Agreement and (ii) the representations and warranties of the Selling Optionholder set forth in Section 4.01(h)(i) of the Securities Purchase Agreement, which shall survive any investigation at any time made by or on behalf of Buyer for the period therein set forth.

          5.02 AGREEMENT OF SELLING OPITIONHOLDER TO INDEMNIFY. The Selling Optionholder shall indemnify Buyer and each of its officers, directors, employees, representatives, agents, shareholders, partners and affiliates (and their respective officers, directors, employees, representatives, agents, shareholders, partners and affiliates) and hold each of them harmless from and against any reasonably incurred loss, liability, claim, cost, damage or expense (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending ally litigation or proceeding, commenced or threatened, or any claim whatsoever) (collectively, "LOSSES") suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of the Selling Optionholder contained in this Agreement or in any schedule, certificate, instrument or to other document delivered pursuant hereto or (ii) any breach of any covenant or agreement of the Selling Optionholder contained in this Agreement; PROVIDED, however, that the Selling Optionholder's indemnification obligations under this
Section 5.02 (with respect to any breach of the representations and warranties set forth in Section 3.01(e) hereto) shall be subject to the basket and cap limitations on indemnification set forth in Section 6.03 of the Securities Purchase Agreement, including any additional limitations contained therein, and any Loss suffered by Buyer under this Agreement shall be added to any Losses (as defined in Section 6.02 of the Securities Purchase Agreement) suffered by Buyer under the Securities Purchase Agreement in determining the applicability of such basket and cap. Payments in respect of the indemnification provided in this Section 5.02 shall be made promptly (and currently) as Losses shall be incurred.

          5.03 AGREEMENT OF BUYER TO INDEMNIFY. Buyer shall indemnify the Selling Optionholder and his respective representatives, agents, employees, partners and affiliates and hold each of them harmless from and against any Loss suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement or in any schedule, certificate, instrument or other documents delivered hereto or (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or in any schedule, certificate, instrument or other documents delivered hereto. Payments in respect of the indemnification provided in this Section 5.03 shall be made promptly (and currently) as Losses shall be incurred.

          5.04 CONDITIONS OF INDEMNIFICATION. Each party indemnified pursuant to Section 5.02 or 5.03 hereof (an "INDEMNIFIED PARTY") agrees to give prompt notice to the party required to indemnify such indemnified party (an "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any suit, action or proceeding, whether brought against such indemnified party or brought by such indemnified party against the indemnifying party (each a "CLAIM"), in respect of which indemnity may be sought by such indemnified party under Section 5.02 or 5.03 hereof or in respect of which such indemnified party may seek any other remedy against the indemnifying party under this Agreement; PROVIDED, however, that the omission so to promptly notify the indemnifying party with respect to a Claim brought against such indemnified party will not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 5.02 or 5.03 hereof unless such failure materially prejudices the indemnifying party with respect to the defense of such Claim. If any indemnified party shall seek indemnity under Section 5.02 or
5.03 hereof, the indemnifying party, in the case of a Claim brought against such indemnified party, shall be entitled to participate therein and, to the extent that it wishes, to assume and direct the defense and settlement thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to an indemnified party of its election to assume and direct the defense and settlement of a Claim brought against such indemnified party, the indemnifying party shall not be liable to such indemnified party (or any of its affiliates) under Section 5.02 or
5.03 hereof for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation undertaken at the request of the indemnifying party; except that such indemnified party shall have the right to employ counsel to represent such party if, in the reasonable judgment of such party, it is advisable for such party to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by such indemnified party. Notwithstanding the foregoing provisions of this Section 5.04, the indemnifying party shall not, without the prior written consent of an indemnified party (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is, or with reasonable foreseeability, could have been a party and indemnity could have been sought hereunder by such indemnified party for a Claim brought against such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding (PROVIDED that, whether or not such a release is required to be obtained, the indemnifying party shall remain liable to such indemnified party in accordance with Section 5.02 or 5.03 hereof, as applicable, in the event that a Claim is subsequently brought against such indemnified party).

          5.05 REMEDIES CUMULATIVE. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

          5.06 TAX BENEFITS, INSURANCE. In calculating the amount of any Losses for which an indemnified party is entitled to indemnification under this Article V, any Tax Benefit (as hereinafter defined) received by such indemnified party shall be applied against the amount of the Loss to reduce the amount payable by the indemnifying party. "TAX BENEFIT" shall mean any tax savings to the indemnified party (computed at the combined Federal, state and local tax rate applied to the indemnified party in the immediately preceding taxable year) resulting from any net increase in deductions, losses or credits or any net decrease in income, gains or recapture of credits attributable to inclusion of the claims or related indemnification payment, as the case may be, in any tax return of the indemnified party plus any interest attributable to such inclusion. In addition, in calculating the amount of any Losses for which an indemnified party is entitled to indemnification under this Article V, the amount of any insurance proceeds received by the indemnified party relating to or in connection with such Loss shall reduce the amount of any claim.

     6.   TERMINATION; AMENDMENT AND WAIVER

          6.01 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

               (a)  By mutual written agreement of the parties hereto; or

               (b) By Buyer or the Selling Optionholder, if the Securities Purchase Agreement is terminated.

          6.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, Escrow Agent shall return the Escrow Deposit and the Escrow Interest to Buyer and the Options to the Selling Optionholder and thereupon this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any of their respective officers or directors), except (i) based upon obligations set forth in Section 7.01 hereof and (ii) to the extent that failure to satisfy the conditions of Article II hereof results from the negligent, intentional or willful breach, violation or non-compliance by any party hereto of any covenant, agreement, obligation, representation or warranty contained in this Agreement or any other agreement referred to herein.

          6.03 AMENDMENT, EXTENSION AND WAIVER. The parties may amend this Agreement at any time by an instrument in writing signed by Buyer, the Selling Optionholder and Escrow Agent. Any agreement on the part of a party hereto to any waiver of compliance with any of the agreements or conditions contained herein shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     7.   MISCELLANEOUS

          7.01 EXPENSES, LEGAL COSTS. Selling Optionholder agrees, on the Closing Date, to contribute to the Company forty cents ($.40) per Option sold to Buyer hereunder as his pro-rata share of fees and expenses of Buyer incurred in connection with the negotiation and execution of this Agreement, the Securities Purchase Agreement and the Related Documents (as defined in Section 4.01(b) of the Securities Purchase Agreement) and the consummation of the transactions contemplated hereby and thereby. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. In the event that either party obtains a judgment in connection with the enforcement or interpretation of this Agreement, such party shall be entitled to recover from the other all costs and expenses incurred in connection with the enforcement of such judgment, including, without limitations reasonable attorneys' fees, whether incurred prior to or after the entry of the judgment.

          7.02 FURTHER ASSURANCES. From time to time, at the request of any party hereto and without further consideration, the other party or parties will execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

          7.03 PARTIES IN INTEREST. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may not be assigned by Buyer, other than to a subsidiary or corporate affiliate of the Buyer, or assigned by the Selling Optionholder, without the prior written consent of the other party, except that no such consent shall be required for an assignment of Buyer's rights under this Agreement as security for any acquisition financing.

          7.04 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto and the other agreements, instruments and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

          7.05 HEADINGS.   The  Article  and  Section headings contained in
this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          7.06 NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or mailed (registered or certified mail, postage prepaid, return receipt requested) or via facsimile or overnight courier delivery as follows:

               (a)  If to the Selling Optionholder:

                    c/o Carrols Corporation
                    968 James Street
                    Syracuse, New York 13203
                    Attention:     Mr.  Alan Vituli

                    With a copy to:

                    Baer Marks & Upham LLP
                    805 Third Avenue
                    New York, New York 10022
                    Attention: Joel M. Handel, Esq.

               (b)  If to Buyer:

                    c/o Dilmun Investments, Inc.
                    Metro Center
                    One Station Place
                    Stamford, Connecticut 06902
                    Attention:  Mr. Paul Durrant

                    With a copy to:

                    Pryor, Cashman, Sherman & Flynn
                    410 Park Avenue
                    New York, New York 10022
                    Attention:  Selig D. Sacks, Esq.

               (c)  If to Escrow Agent:

                    Pryor, Cashman, Sherman & Flynn
                    410 Park Avenue
                    New York, New York 10022
                    Attention:  Selig D. Sacks, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

          7.07 GOVERNING  LAW.   This  Agreement will be governed  by,  and
construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof.

          7.08 COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          7.09 CONSENT TO JURISDICTION. Any legal action, suit or proceeding arising out of or relating to this Agreement or the consummation of the transactions contemplated hereby may only be instituted in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding if brought in such courts, would be in an inconvenient forum, that the venue of the action, suit or proceeding, if brought in any of such courts, is improper or that this Agreement or the subject matter hereof may not be enforced in or by such courts on jurisdictional grounds.


[DSPA3.DOC]

     IN WITNESS WHEREOF, this Deferred Purchase Agreement has been duly executed and delivered by the duly authorized officers of Buyer, the Selling Optionholder and Escrow Agent as of the date first above written.

                              ATLANTIC RESTAURANTS, INC.


                              By:
                                Name:
                                Title:


                              SELLING OPTIONHOLDER:



                              Alan Vituli


                              PRYOR, CASHMAN, SHERMAN & FLYNN,
                                as Escrow Agent


                              By:
                                Name:
                                Title:


[DSPA3.DOC]